Exhibit 23.2

CONSENT OF INDEPENDENT ENGINEERS

We hereby consent to the references to our firm and to its having reviewed the report of CONSOL Energy Inc.’s staff engineers with regard to CONSOL Energy Inc.’s estimated proved reserves of gas and oil at December 31, 2004 appearing in CONSOL Energy Inc.’s Form 10-K for the year ended December 31, 2004 and in all current and future registration statements, including without limitation Registration Statements on Form S-8 (file no. 333-113973 and file no. 333-87545) and Form S-3 (file no. 333-109974 and file no. 333-113775), of CONSOL Energy Inc. that incorporate by reference such Form 10-K.

We further wish to advise that we are not employed on a contingent basis and that at the time of the preparation of our report, as well as at present, neither Ralph E. Davis Associates, Inc. nor any of its employees had, or now has, a substantial interest in CONSOL Energy Inc. or any of its subsidiaries, as a holder of its securities, promoter, underwriter, voting trustee, director, officer or employee.

RALPH E. DAVIS ASSOCIATES, INC.

Date: February 28, 2005